Trinseo PLC 76 Sir John Rogerson’s Quay Dublin 2 D02 FX51, Ireland

16 February 2022

Dear André,

We are pleased to confirm our offer for the position of Senior Vice President & Chief Commercial Officer with Trinseo Europe GmbH based in Switzerland, with effect of 1 March 2022. A summary of the proposed target compensation follows:

Compensation Items	In CHF
Annual Base Salary	480,000
Target Bonus % / Amount	60% / 288,000
Target Total Cash Compensation	768,000
Target LTI % / Amount	140%1 / 672,000
Target Total Direct Compensation	1,440,000

This position and title change along with corresponding adjustments in compensation and responsibilities is an amendment to the terms and conditions set forth in your Employment Contract dated 1 October 2021.  All other terms and conditions are deemed to be unchanged.

Please note that the Target Bonus is part of Trinseo’s Performance Award (PA) Plan and the Target LTI is part of the Long-Term Incentive Plan; both of which are provided by Trinseo PLC and are at the discretion of its Board of Directors.

Please return your acceptance at your earliest convenience and we wish you continued success in your new position.

Best regards,

/s/ Frank Bozich

Frank Bozich

President and Chief Executive Officer

Trinseo PLC

I have read this letter, understand it and agree to the terms set forth above:

Date: February 17, 2022	Signature:/s/ André Lanning André Lanning

1 Effective for the February 2022 LTI grant.